Exhibit 5.1

November 18, 2020

LendingTree, Inc.
11115 Rushmore Drive
Charlotte, North Carolina 28277

Ladies and Gentlemen:

I have acted as Co-General Counsel to LendingTree, Inc., a Delaware corporation (the “Company”) in connection with the sale by the Selling Stockholder (as defined below) of 2,955,984 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Securities”), pursuant to the Company’s registration statement on Form S-3 (File No. 333-233034) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on August 6, 2019 and a related prospectus supplement dated November 16, 2020 (the “Prospectus Supplement”) filed with the SEC pursuant to Rule 424(b)(7) under the Act. The Securities are being sold pursuant to the Underwriting Agreement dated November 16, 2020 (the “Underwriting Agreement”) among the Company, the selling stockholder named therein (the “Selling Stockholder”) and the underwriter named therein.

I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination and subject to the additional assumptions and qualifications set forth below, I advise you that, in my opinion, the Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal laws of the United States and the laws of the States of Delaware and New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed, without independent verification, that (i) all documents submitted to me as originals are authentic and complete, (ii) all documents submitted to me as copies conform to authentic, complete originals, (iii) all signatures on all documents that I reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that I reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that I reviewed were and are accurate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

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Very truly yours,

/s/ Ryan S. Quinn